Exhibit 4.20
AMENDED AND RESTATED SALE AGREEMENT
between
HARMONY GOLD MINING COMPANY LIMITED
and
AFRICA VANGUARD RESOURCES (DOORNKOP) (PROPRIETARY) LIMITED
and
RANDFONTEIN ESTATES LIMITED

TABLE OF CONTENTS

1	INTERPRETATION	3
2	INTRODUCTION	10
3	AMENDMENT AND RESTATEMENT	10
4	CONDITIONS PRECEDENT	11
5	SALE	14
6	SETTLEMENT OF THE PURCHASE CONSIDERATION	16
7	LOCK-UP	17
8	INTEREST	18
9	NOTARIAL DEED OF CESSION	18
10	RANDFONTEIN CONSENT	18
11	WAIVER BY THE PURCHASER AND THE SELLER	19
12	WARRANTIES BY THE SELLER	19
13	INDEMNITIES BY THE SELLER	20
14	LIMITATION OF LIABILITY	21
15	NO DUPLICATION OF RECOVERY	22
16	INDEMNITY BY THE PURCHASER	22
17	GENERAL WARRANTIES	22
18	EMBARGO	25
19	CONFIDENTIALITY	25
20	PUBLICITY	28
21	SUPPORT	28
22	BREACH	29
23	DISPUTE RESOLUTION	30
24	NOTICES AND DOMICILIA	31
25	BENEFIT OF THE AGREEMENT	32
26	APPLICABLE LAW AND JURISDICTION	33
27	GENERAL	33
28	COSTS	34
29	SIGNATURE	35
ANNEXES
ANNEXE “A”: DEED OF CESSION
ANNEXE “B”: MINING RIGHT
ANNEXE “C”: WARRANTIES

WHEREBY THE PARTIES AGREE AS FOLLOWS —
1	INTERPRETATION
1.1	In this Agreement —
1.1.1	clause headings are for convenience only and are not to be used in its interpretation;

1.1.2	an expression which denotes —
1.1.2.1	any gender includes the other genders;

1.1.2.2	a natural person includes a juristic person and vice versa; and

1.1.2.3	the singular includes the plural and vice versa.
1.2	In this Agreement, unless the context indicates a contrary intention, the following words and expressions bear the meanings assigned to them and cognate expressions bear corresponding meanings —
1.2.1	“AFSA” means the Arbitration Foundation of Southern Africa;

1.2.2	“Agreement” means the Original Sale Agreement, as amended and restated by this Amended and Restated Sale Agreement;

1.2.3	“AVR” means Africa Vanguard Resources (Proprietary) Limited, registration number 2000/014503/07, a limited liability private company duly incorporated in the Republic of South Africa;

1.2.4	“Cash Amount” means an amount equal to all capital plus interest incurred but not paid by the Seller on the Nedbank Loan until the Signature Date, plus an amount of R3,210,127.76 (three million two hundred and ten thousand one hundred and twenty seven rand and seventy six cents);

1.2.5	“Companies Act” means the Companies Act, 1973;

1.2.6	“Conditions Precedent” means the conditions precedent set out in clause 4;

1.2.7	“Consideration Shares” means that number of Harmony Shares which is determined by dividing the sum of —
1.2.7.1	R444,000,000.00 (four hundred and forty four million rand);

1.2.7.2	less the Cash Amount,
by the VWAP;

1.2.8	“Deed of Cession” means the notarial deed of cession referred to in clause 9, which will be prepared by the Purchaser’s Attorneys and shall be substantially similar to the draft attached hereto as annexe “A”;

1.2.9	“Dispose” means sell, lease, licence, transfer, loan or otherwise dispose (whether by a voluntary or involuntary single transaction or series of transactions);

1.2.10	“Effective Date” means the date of execution of the Deed of Cession in accordance with the provisions of clause 9;

1.2.11	“Funders” means Nedbank, Nedcor and Liberty;

1.2.12	“Harmony Shares” means ordinary shares in the share capital of the Purchaser with a par value of R0.50 (fifty cents) each;

1.2.13	“Historically Disadvantaged Persons” shall bear the meaning ascribed thereto in the MPRDA;

1.2.14	“Income Tax Act” means the Income Tax Act, 1962;

1.2.15A	“Issue Date” means the 3rd (third) business day after the Deed of Cession has been registered in the Mining Titles Registration Office;

1.2.15	“Joint Venture Agreement” means an agreement between the Seller, Randfontein and AVR providing for, inter alia, the basis upon which mining operations will be conducted in respect of the Mining Right;

1.2.16	“JSE” means the securities exchange licensed in terms of the Securities Services Act, 2004, owned and operated by JSE Limited, registration number 2005/022939/06, a limited liability public company duly incorporated in the Republic of South Africa;

1.2.17	“Liberty” means Liberty Group Limited, registration number 1957/002788/06, a limited liability public company duly incorporated in the Republic of South Africa;

1.2.18	“Mining Right” means the converted mining right issued under mining right number MPT 13/2009, executed on behalf of the Minister, Randfontein and the Seller on 7 October 2008 before Maryna du Toit, a Notary Public, under Protocol Number 646/2008 and registered in the Minerals and Petroleum Titles Registration Office on 25 February 2009, together with all benefits and/or any improvements in respect thereof, a copy of which is attached as annexe “B” hereto;

1.2.19	“Mining Titles Registration Act” means the Mining Titles Registration Act, 1967;

1.2.20	“Minister” means the Minister of Minerals and Energy;

1.2.21	“MPRDA” means the Mineral and Petroleum Resources Development Act, 2002;

1.2.22	“Nedbank” means Nedbank Limited, registration number 1951/000009/06, a limited liability public company duly incorporated in the Republic of South Africa;

1.2.23	“Nedcor” means Nedcor Investments Limited, registration number 1950/038692/06, a limited liability public company duly incorporated in the Republic of South Africa;

1.2.24	“Nedbank Loan” means the loan advanced by Nedbank to the Seller, and guaranteed by the Purchaser and certain of its subsidiaries, to fund an amount of R116,215,000.00 (one hundred and sixteen million two hundred and fifteen thousand rand) of the purchase price paid by the Seller to Randfontein for the Sale Asset;

1.2.25	“Original Sale Agreement” means the sale agreement entered into between the Parties on 12 March 2009;

1.2.26	“Parties” means the parties to this Agreement;

1.2.27	“Prime Rate” means the publicly quoted basic rate of interest, compounded monthly in arrears and calculated on a 365 (three hundred and sixty five) day year irrespective of whether or not the year is a leap year, from time to time published by Nedbank Limited as being its prime overdraft rate, as certified by any representative of that bank whose appointment and designation it shall not be necessary to prove;

1.2.28	“Purchase Consideration” means the aggregate of the Cash Amount and the Consideration Shares, plus value-added tax thereon;

1.2.29	“Purchaser” means Harmony Gold Mining Company Limited, registration number 1950/038232/06, a limited liability public company duly incorporated in the Republic of South Africa;

1.2.28A	“Purchaser’s Attorneys” means Cliffe Dekker Hofmeyr Incorporated;

1.2.30	“Purchaser’s Group” means the Purchaser and any of its subsidiaries;

1.2.31	“Randfontein” means Randfontein Estates Limited, registration number 1889/000251/06, a limited liability public company duly incorporated in the Republic of South Africa, a wholly owned subsidiary of the Purchaser;

1.2.32	“Sale” means the sale of the Sale Asset by the Seller to the Purchaser in terms of this Agreement;

1.2.33	“Sale Asset” means the Seller’s undivided share of the Mining Right;

1.2.34	“Seller” means Africa Vanguard Resources (Doornkop) (Proprietary) Limited, registration number 2000/016089/07, a limited liability private company duly incorporated in the Republic of South Africa;

1.2.35	“Signature Date” means the date of signature of this Agreement by the Party last signing;

1.2.36	“Value Added Tax Act” means the Value Added Tax Act, 1991;

1.2.37	“VWAP” means R102.52 (one hundred and two rand and fifty two cents);

1.2.38	“Warranties” means the warranties in annexe “C” and otherwise expressly given by the Seller to the Purchaser in terms of this Agreement.
1.3	Any substantive provision, conferring rights or imposing obligations on a Party and appearing in any of the definitions in this clause 1 or elsewhere in this Agreement, shall be given effect to as if it were a substantive provision in the body of the Agreement.

1.4	Words and expressions defined in any clause shall, unless the application of any such word or expression is specifically limited to that clause, bear the meaning assigned to such word or expression throughout this Agreement.

1.5	Subject to clauses 1.8 and 1.17, defined terms appearing in this Agreement in title case shall be given their meaning as defined, while the same terms appearing in lower case shall be interpreted in accordance with their plain English meaning.

1.6	The terms “holding company” and “subsidiary” shall bear the meanings assigned thereto in the Companies Act.

1.7	A reference to any statutory enactment shall be construed as a reference to that enactment as at the Signature Date and as amended or substituted from time to time.

1.8	Reference to “days” shall be construed as calendar days unless qualified by the word “business”, in which instance a “business day” will be any day other than a Saturday, Sunday or public holiday as gazetted by the government of the Republic of South Africa from time to time. Any reference to “business hours” shall be construed as being the hours between 08h30 and 17h00 on any business day. Any reference to time shall be based upon South African Standard Time.

1.9	Unless specifically otherwise provided, any number of days prescribed shall be determined by excluding the first and including the last day or, where the last day falls on a day that is not a business day, the next succeeding business day.

1.10	Where figures are referred to in numerals and in words, and there is any conflict between the two, the words shall prevail, unless the context indicates a contrary intention.

1.11	No provision herein shall be construed against or interpreted to the disadvantage of a Party by reason of such Party having or being deemed to have structured, drafted or introduced such provision.

1.12	The Parties, unless specifically otherwise provided, shall be deemed to be contracting as principals and not as agents.

1.13	The expiration or termination of this Agreement shall not affect such of the provisions of this Agreement as expressly provide that they will operate after any such expiration or termination or which of necessity must continue to have effect after such expiration or termination, notwithstanding that the clauses themselves do not expressly provide for this.

1.14	The use of any expression in this Agreement covering a process available under South African law, such as winding-up, shall, if any of the Parties to this Agreement is subject to the law of any other jurisdiction, be construed as including any equivalent or analogous proceedings under the law of such other jurisdiction.

1.15	The words “include” and “including” mean “include without limitation” and “including without limitation”. The use of the words “include” and “including” followed by a specific example or examples shall not be construed as limiting the meaning of the general wording preceding it.

1.16	Any reference in this Agreement to “this Agreement” or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document, as amended, varied, novated or supplemented from time to time.

1.17	This Agreement incorporates the annexes which annexes shall have the same force and effect as if set out in the body of this Agreement. In this

Agreement the words “clause” or “clauses” and “annexe” or “annexes” refer to clauses of and annexes to this Agreement.
2	INTRODUCTION
2.1	The Sale Asset is beneficially owned by and registered in the name of the Seller.

2.2	The Purchaser wishes to purchase the Sale Asset from the Seller and the Seller has agreed to sell the Sale Asset to the Purchaser with effect from the Effective Date, on the terms and subject to the conditions herein contained.

2.3	The Parties wish to record in writing their agreement in respect of the above and matters ancillary thereto.
3	AMENDMENT AND RESTATEMENT
3.1	This amended and restated sale agreement amends and restates, and to the extent necessary revises, the Original Sale Agreement with effect from the date of signature of this amended and restated sale agreement by the Party last signing, the Original Sale Agreement being deemed to have been re-entered into on the terms and conditions contained in this amended and restated sale agreement.

3.2	The Parties record, acknowledge and agree that all of the Conditions Precedent were fulfilled by the relevant dates for fulfilment thereof set out in clause 4.1 prior to the date of signature of this amended and restated sale agreement by the Party last signing and that this Agreement has accordingly become unconditional.

4	CONDITIONS PRECEDENT
4.1	Save for clauses 1 and 2, this clause 4 and clauses 17 to 29 (both inclusive) all of which will become effective immediately, this Agreement is subject to the fulfilment of the Conditions Precedent that —
4.1.1	by not later than 17h00 on the Signature Date, the Joint Venture Agreement is entered into;

4.1.2	by not later than 17h00 on the 10th (tenth) business day after the Signature Date, the Seller is provided with a copy of a resolution of the board of directors of —
4.1.2.1	the Purchaser approving the Sale and authorising the entering into by the Purchaser of this Agreement, in form and substance acceptable to the Seller; and

4.1.2.2	Randfontein authorising the entering into by Randfontein of this Agreement and the Joint Venture Agreement, in form and substance acceptable to the Seller;
4.1.3	by not later than 17h00 on 25 May 2009, the Funders have consented in writing to the Sale and to the entering into of the Joint Venture Agreement on terms and conditions and in form and substance acceptable to the Purchaser;

4.1.4	by not later than 17h00 on the Signature Date, the shareholders of the Seller have passed a special resolution in terms of section 228 of the Companies Act approving and ratifying the entering into of this Agreement and the Sale;

4.1.5	by not later than 17h00 on 31 March 2009, the resolution referred to in clause 4.1.4 has been registered by the Registrar of Companies; and

4.1.6	by not later than 17h00 on 26 February 2010, the Minister has consented to the transfer of the Sale Asset from the Seller to the Purchaser in terms of section 11 of the MPRDA.
4.2	The Seller shall use commercially reasonable endeavours to procure the fulfilment of the Conditions Precedent contained in clauses 4.1.3, 4.1.4 and 4.1.5 as soon as reasonably possible after the Signature Date and shall to the extent that such Conditions Precedent have been fulfilled prior to the expiry of the relevant time periods set out in those clauses, furnish to the Purchaser documents evidencing the fulfilment of such Conditions Precedent to the Purchaser’s satisfaction.

4.3	The Purchaser shall use commercially reasonable endeavours to procure the fulfilment of the Condition Precedent contained in clause 4.1.2, as soon as reasonably possible after the Signature Date and shall to the extent that such Condition Precedent has been fulfilled prior to the expiry of the relevant time period set out in that clause, furnish to the Seller a document evidencing the fulfilment of such Condition Precedent.

4.4	Both Parties shall use their commercially reasonable endeavours and the Parties will co-operate in good faith to procure the fulfilment of the Conditions Precedent contained in clauses 4.1.1 and 4.1.6 as soon as reasonably possible after the Signature Date.

4.5	The Conditions Precedent set out in —
4.5.1	clause 4.1.2 has been inserted for the benefit of the Seller which will be entitled to waive fulfilment of the said Condition Precedent, in whole or in part, on written notice to the Purchaser prior to the expiry of the relevant time period set out in that clause (or such later date or dates as may be extended in terms of clause 4.6 and/or such later date or dates as may be agreed in writing between the Parties before the aforesaid date or dates);

4.5.2	clauses 4.1.1 and 4.1.3 have been inserted for the benefit of the Seller and the Purchaser who will be entitled to waive fulfilment of either of the said Conditions Precedent, in whole or in part, by written agreement prior to the expiry of the relevant time periods set out in those clauses (or such later date or dates as may be extended in terms of clause 4.6 and/or such later date or dates as may be agreed in writing between the Parties before the aforesaid date or dates); and

4.5.3	clauses 4.1.4, 4.1.5 and 4.1.6 are not capable of being waived.
4.6	The Purchaser shall be entitled from time to time to extend the due date for fulfilment of any or all of the Conditions Precedent by written notice to that effect to the Seller, provided however that the aggregate of such extensions in respect of the Conditions Precedent set out in clauses 4.1.1 to 4.1.5 (both inclusive) shall not be more than 20 (twenty) business days and in respect of the Condition Precedent set out in clause 4.1.6 shall not be more than 80 (eighty) business days.

4.7	The Seller shall be entitled from time to time to extend the due date for fulfilment of the Condition Precedent contained in clause 4.1.6 by written notice to that effect to the Purchaser, provided however that the aggregate of such extensions shall not be more than 80 (eighty) business days.

4.8	Unless all the Conditions Precedent have been fulfilled or waived by not later than the relevant dates for fulfilment thereof set out in clause 4.1 (or such later date or dates as may be extended in terms of clause 4.6 and/or 4.7 and/or such later date or dates as may be agreed in writing between the Parties before the aforesaid date or dates) the provisions of this Agreement, save for clauses 1 and 2, this clause 4 and clauses 17 to 29

(both inclusive) which will remain of full force and effect, will never become of any force or effect and the status quo ante will be restored as near as may be possible and none of the Parties will have any claim against the others in terms hereof or arising from the failure of the Conditions Precedent, save for any claims arising from a breach of clause 4.2, clause 4.3 and/or clause 4.4.
5	SALE
5.1	The Seller hereby sells to the Purchaser, which hereby purchases, the Sale Asset.

5.2	As consideration for the Sale Asset, the Purchaser hereby agrees to —
5.2.1	pay the Cash Amount directly to Nedbank on behalf of the Seller;

5.2.2	pay value-added tax on the amount of R444,000,000.00 (four hundred and forty four million rand) to the Seller; and

5.2.3	to allot and issue the Consideration Shares to the Seller,
in accordance with the remaining provisions of this Agreement.

5.3	The Seller and the Purchaser acknowledge and agree that the provisions of section 42 of the Income Tax Act, dealing with corporate roll over relief in the case where an asset is exchanged for the issue of shares shall automatically apply to this Agreement. In particular —
5.3.1	the market value of the Sale Asset exceeds the base cost of the Sale Asset on the date of fulfilment or waiver of the last of the Conditions Precedent, as the case may be;

5.3.2	the Seller shall hold a qualifying interest as defined in section 42(1) of the Income Tax Act in the Purchaser pursuant to the allotment and issue of the Consideration Shares to the Seller on the date of fulfilment or waiver of the last of the Conditions Precedent, as the case may be;

5.3.3	the Purchaser, being a listed company, is deemed to have acquired the Sale Asset at a cost equal to the market value of the Sale Asset in terms of section 42(2)(bA) of the Income Tax Act; and

5.3.4	the receipt of the Cash Amount by the Seller as part of the Purchase Consideration shall be deemed to be a disposal of the Sale Asset other than in terms of an asset-for-share transaction contemplated in section 42 of the Income Tax Act. In terms of section 42(4) of the Income Tax Act, the base cost of the Sale Asset that must be attributed to the part of the Sale Asset deemed to have been disposed of other than in terms of an asset-for-share transaction, must bear the same ratio to the base cost of the Sale Asset as the market value of the Purchase Consideration not consisting of the Consideration Shares bears to the market value of the Purchase Consideration.
5.4	The Seller and the Purchaser shall abide by the terms of section 42 of the Income Tax Act in the implementation of the Sale.

5.5	Notwithstanding the Signature Date, the Sale will take place on the Effective Date and ownership of and risk in, and benefit attaching to, the Sale Asset, will pass to the Purchaser on the Effective Date.

5.6	Possession and effective control of the Sale Asset will be given to the Purchaser on the Effective Date.

5.7	The Purchaser shall be entitled to assign all its rights and obligations as purchaser under this Agreement to any other company within the Purchaser’s Group by notice in writing to the Seller, provided that any such substitute purchaser binds itself in writing to all the terms and conditions herein imposed on the Purchaser by signing a deed of adherence to this Agreement on terms and conditions and in a form reasonably acceptable to the Seller, whereupon any reference in this Agreement to the “Purchaser” (save for clause 5.7) will be deemed to be a reference to such substitute purchaser.
6	SETTLEMENT OF THE PURCHASE CONSIDERATION
6.1	The Purchase Consideration shall be settled by the Purchaser —
6.1.1	paying the Cash Amount directly to Nedbank for and on behalf of the Seller on 31 March 2010 against receipt of the tax invoice referred to in clause 6.3; and

6.1.2	issuing and alloting the Consideration Shares to the Seller and, subject to the provisions of clause 7.2, by delivering a share certificate(s) in respect thereof to the Seller, on the Issue Date, provided that the Purchase Consideration shall in aggregate not exceed R444,000,000.00 (four hundred and forty four million rand) plus an amount equal to value-added tax on the amount of R444,000,000.00 (four hundred and forty four million rand).

6.2	The Parties acknowledge that, in order to obtain a transfer duty exemption in respect of the Sale for the purposes of lodging the Deed of Cession for registration in the Mining Titles Registration Office, the Purchaser has paid value-added tax on the amount of R444,000,000.00 (four hundred and forty four million rand) to the South African Revenue Service for and on behalf of the Seller.

6.3	To the extent that it has not already done so, the Seller hereby undertakes to forthwith provide the Purchaser with a tax invoice in respect of the Purchase Consideration.

7	LOCK-UP
7.1	The Seller shall not be entitled to Dispose of —
7.1.1	all of the Consideration Shares, if they have an aggregate value as at the Issue Date of R100,000,000.00 (one hundred million rand) or less, calculated at the VWAP; or

7.1.2	Consideration Shares having a value as at the Issue Date of R100,000,000.00 (one hundred million rand), calculated at the VWAP, if all of the Consideration Shares have an aggregate value in excess of R100,000,000.00 (one hundred million rand), until 1 May 2014.
7.2	Notwithstanding the provisions of clause 6.1.2, the share certificate(s) in respect of the Consideration Shares referred to in clause 7.1 shall be held in escrow by the Purchaser and shall only be delivered to the Seller on 1 May 2014.

7.3	Notwithstanding the provisions of clause 7.1, the Seller shall be entitled to transfer the Consideration Shares referred to in that clause to AVR, provided that —
7.3.1	AVR agrees in writing to be bound by the provisions of this clause 7 in a form and substance approved by the Purchaser; and

7.3.2	the Purchaser confirms in writing that it is satisfied, in its discretion, that AVR is and will remain majority owned and controlled by Historically Disadvantaged Persons until 1 May 2014.
7.4	Notwithstanding the provisions of clause 7.1, the Seller or AVR, as the case may be, shall be entitled to pledge and cede the Consideration

Shares to a third party as security with the prior written consent of the Purchaser, which consent shall not be unreasonably withheld or delayed.
8	INTEREST

Should any payment under or arising from this Agreement fail to be made on the due date thereof then, without prejudice to such other rights as may accrue to the payee consequent upon such failure, such overdue amounts will bear interest at the Prime Rate, from the due date for payment to the date of actual payment, both dates inclusive.
9	NOTARIAL DEED OF CESSION
9.1	As soon as reasonably possible after the fulfilment or waiver of the last of the Conditions Precedent, as the case may be, the Seller and the Purchaser shall provide the Purchaser’s Attorneys with —
9.1.1	duly authorised and signed powers of attorney authorising an employee of the Purchaser’s Attorneys to execute the Deed of Cession in terms of which the Sale Asset is ceded by the Seller to the Purchaser; and

9.1.2	all such other documents as may be reasonably required by the Purchaser’s Attorneys in order to procure the registration of the Deed of Cession in terms of the Mining Titles Registration Act.
9.2	The Purchaser shall procure that the Deed of Cession is executed on or before 31 March 2010 and that the Purchaser’s Attorneys lodge the Deed of Cession for registration in terms of the Mining Titles Registration Act by not later than 5 (five) business days after the Effective Date.
10	RANDFONTEIN CONSENT

Randfontein hereby consents, to the extent necessary, to the Sale.

11	WAIVER BY THE PURCHASER AND THE SELLER

Each of the Purchaser and the Seller hereby waives, with effect from the Effective Date and provided that all of the Conditions Precedent are timeously fulfilled or waived as provided for in clause 4, all and any claims which it may have against the other arising out of the agreements purportedly entered into in relation to the use of the Mining Right, provided that the provisions of this clause 11 shall not be applicable in respect of any of the agreements entered into in terms of which the Seller acquired the Sale Asset.

12	WARRANTIES BY THE SELLER
12.1	Subject to the limitations and qualifications set out in clause 14, the Seller hereby gives to and in favour of the Purchaser the Warranties more fully set out in this Agreement and in annexe “C”. Each Warranty will —
12.1.1	be a separate Warranty and will in no way be limited or restricted by reference to or inference from the terms of any other Warranty or by any other words in this Agreement;

12.1.2	insofar as it is promissory or relates to a future event, be deemed to have been given as at the date of fulfilment of the promise or future happening of the event, as the case may be;

12.1.3	be given as at the Signature Date and the Effective Date;

12.1.4	continue and remain in force notwithstanding the completion of the Sale; and

12.1.5	be deemed to be material and to be a material representation inducing the Purchaser to enter into this Agreement.
12.2	It is recorded that the Purchaser has entered into this Agreement on the strength of the Warranties and on the basis that the Warranties will be correct on the Signature Date and the Effective Date.

12.3	Save for those Warranties and representations expressly given or made in this Agreement or in annexe “C”, no warranties or representations are given or made, in respect of the Sale Asset or any other matter whatsoever, whether express, tacit or implied, and the Sale Asset is being sold on a voetstoots basis.
13	INDEMNITIES BY THE SELLER
13.1	Without prejudice to any rights of the Purchaser arising from any other provision of this Agreement, the Seller hereby gives the Purchaser an indemnity against and holds it harmless from all claims, liability, damage, loss, penalty, expense and cost (including legal costs on an attorney and own client scale) of any nature whatsoever which the Purchaser may sustain as a result of or attributable to —
13.1.1	a failure of any of the Warranties or any undertakings contained in this Agreement to be true and correct; and

13.1.2	any breach of or non-compliance by the Seller with any of its obligations contained in this Agreement.
13.2	In the event of the Purchaser suffering or paying any loss, damage, liability, cost, charge, expense, payment or penalty to which any representation, undertaking, Warranty or indemnity relates, the Seller will forthwith upon such amount being determined pay to the Purchaser an amount equal to such loss, damage, liability, cost, charge, expense, payment or penalty. Any amount payable by the Seller pursuant to this clause shall bear interest at the Prime Rate from the due date of payment until the actual date of payment, both days inclusive, which interest shall be payable simultaneously with the amount payable by the Seller.
14	LIMITATION OF LIABILITY

Notwithstanding the Warranties, representations, undertakings and indemnifications given by the Seller, no liability shall attach to the Seller in respect of any breach of this Agreement in relation to claims, losses or liabilities —
14.1	which are less than R50,000.00 (fifty thousand rand) in aggregate, provided that when such aggregate or individual claims or loss exceed the said amount, the Seller shall, subject to clause14.2, be liable for the full amount of such claim/s and/or loss and/or liabilities and not only for the amount in excess of the said amount;

14.2	which in aggregate exceed an amount equal to the Purchase Consideration on the basis that the aggregate amount recoverable from the Seller, exclusive of interest and costs, from whatever cause arising, shall be limited to the aforesaid amount; and

14.3	which arise as a result of either of the Warranties in clauses 1.2 and 2 of annexe “C” not being true and correct in all respects, if the Purchaser has not issued summons or commenced arbitration proceedings against the Seller for recovery of such claims, losses or liabilities by a date which is 3 (three) years after the Effective Date, provided that if the Purchaser has, before such date, given written notice in respect of any claim which it may have to the Seller and has within 6 (six) months after such date issued summons or commenced arbitration proceedings for the recovery thereof, the Warranties and indemnities given in respect of such notified matter shall survive as long as may be necessary to permit the final resolution of such matter.

15	NO DUPLICATION OF RECOVERY

Notwithstanding anything to the contrary contained in this Agreement, a claim by the Purchaser arising out of any breach by the Seller of any Warranty or in terms of any indemnity or undertaking given by the Seller in terms of this Agreement shall not entitle the Purchaser to make a claim against the Seller in respect of more than one of such breach of Warranty or undertaking or claim under such indemnity where such additional breach and Claim arises from or is attributable to the same cause of action. The Purchaser shall be entitled, in its discretion, to determine whether to proceed in respect of the breach of Warranty, Claim under indemnity or breach of undertaking, but shall not be entitled to so proceed where an adjustment to the Purchase Consideration has taken place as a result thereof.

16	INDEMNITY BY THE PURCHASER

Without prejudice to any rights of the Seller arising from any other provision of this Agreement, the Purchaser hereby gives the Seller an indemnity against and holds it harmless from all claims, liability, damage, loss, penalty, expense and cost (including legal costs on an attorney and own client scale) of any nature whatsoever which the Seller may sustain as a result of or attributable to any breach of or non-compliance by the Purchaser with any of its obligations contained in this Agreement.

17	GENERAL WARRANTIES
17.1	The Seller hereby warrants to and in favour of the other Parties that —
17.1.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement, the Joint Venture Agreement and the Deed of Cession;

17.1.2	this Agreement, the Joint Venture Agreement and the Deed of Cession constitute agreements valid and binding on it and enforceable against it in accordance with their terms;

17.1.3	the execution of this Agreement, the Joint Venture Agreement and the Deed of Cession and the performance of its obligations thereunder does not and shall not —
17.1.3.1	contravene any law or regulation to which it is subject;

17.1.3.2	contravene any provision of its constitutional documents; or

17.1.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.
17.2	The Purchaser hereby warrants to and in favour of the other Parties that —
17.2.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement and the Deed of Cession;

17.2.2	this Agreement and the Deed of Cession constitute agreements valid and binding on it and enforceable against it in accordance with their terms;

17.2.3	the execution of this Agreement and the Deed of Cession and the performance of its obligations thereunder does not and shall not —
17.2.3.1	contravene any law or regulation to which it is subject;

17.2.3.2	contravene any provision of its constitutional documents; or

17.2.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.
17.3	Randfontein hereby warrants to and in favour of the other Parties that —
17.3.1	it has the legal capacity and has taken all necessary corporate action required to empower and authorise it to enter into this Agreement and the Joint Venture Agreement;

17.3.2	this Agreement and the Joint Venture Agreement constitute agreements valid and binding on it and enforceable against it in accordance with their terms;

17.3.3	the execution of this Agreement and the Joint Venture Agreement and the performance of its obligations thereunder does not and shall not —
17.3.3.1	contravene any law or regulation to which it is subject;

17.3.3.2	contravene any provision of its constitutional documents; or

17.3.3.3	conflict with, or constitute a breach of any of the provisions of any other agreement, obligation, restriction or undertaking which is binding on it.
17.4	Each of the representations and warranties given by the Parties in terms of clauses 17.1, 17.2 and 17.3 shall —
17.4.1	be a separate warranty and will in no way be limited or restricted by inference from the terms of any other warranty or by any other words in this Agreement;

17.4.2	continue and remain in force notwithstanding the completion of any or all the transactions contemplated in this Agreement; and

17.4.3	prime facie be deemed to be material and to be a material representation inducing the other Parties to enter into this Agreement.
18	EMBARGO

The Seller undertakes that during the period from the Signature Date to the Effective Date or until the failure of this Agreement to become unconditional in terms of clause 4 or to it being finally terminated for any reason (i.e. the termination is not, or is no longer, the subject of any dispute resolution process) it will not enter into any negotiation with, or seek to solicit any interest from, any third party in relation to the purchase of the Sale Asset.

19	CONFIDENTIALITY
19.1	The Parties undertake that during the operation of, and after the expiration, termination or cancellation of, this Agreement for any reason, they will keep confidential —
19.1.1	any information which any Party (“Disclosing Party”) communicates to any other Party (“Recipient”) and which is stated to be or by its nature is intended to be confidential;

19.1.2	all other information of the same confidential nature concerning the business of a Disclosing Party which comes to the knowledge of any Recipient whilst it is engaged in negotiating the terms of this Agreement or after its conclusion, including —
19.1.2.1	details of the Disclosing Party’s financial structures and operating results; and

19.1.2.2	details of the Disclosing Party’s strategic objectives and planning.
19.2	If a Recipient is uncertain about whether any information is to be treated as confidential in terms of this clause 19, it shall be obliged to treat it as such until written clearance is obtained from the Disclosing Party.

19.3	Each Party undertakes, subject to clause 19.4, not to disclose any information which is to be kept confidential in terms of this clause 19, nor to use such information for its own or anyone else’s benefit.

19.4	Notwithstanding the provisions of clause 19.3, a Recipient shall be entitled to disclose any information to be kept confidential if and to the extent only that the disclosure is bona fide and necessary for the purposes of carrying out its duties in terms of this Agreement.

19.5	The obligation of confidentiality placed on the Parties in terms of this clause 19 shall cease to apply to a Recipient in respect of any information which —
19.5.1	is or becomes generally available to the public other than by the negligence or default of the Recipient or by the breach of this Agreement by the Recipient;

19.5.2	the Disclosing Party confirms in writing is disclosed on a non-confidential basis;

19.5.3	has lawfully become known by or come into the possession of the Recipient on a non-confidential basis from a source other than the Disclosing Party having the legal right to disclose same, provided that such knowledge or possession is evidenced by the written records of the Recipient existing at the Signature Date; or

19.5.4	is disclosed pursuant to a requirement or request by operation of law, regulation or court order, to the extent of compliance with such requirement or request only and not for any other purpose,

provided that —
19.5.5	the onus shall at all times rest on the Recipient to establish that information falls within the exclusions set out in clauses 19.5.1 to 19.5.4;

19.5.6	information will not be deemed to be within the foregoing exclusions merely because such information is embraced by more general information in the public domain or in the Recipient’s possession; and

19.5.7	any combination of features will not be deemed to be within the foregoing exclusions merely because individual features are in the public domain or in the Recipient’s possession, but only if the combination itself and its principle of operation are in the public domain or in the Recipient’s possession.
19.6	In the event that the Recipient is required to disclose confidential information of the Disclosing Party as contemplated in clause 19.5.4, the Recipient will —
19.6.1	advise the Disclosing Party thereof in writing prior to disclosure, if possible;

19.6.2	take such steps to limit the disclosure to the minimum extent required to satisfy such requirement and to the extent that it lawfully and reasonably can;

19.6.3	afford the Disclosing Party a reasonable opportunity, if possible, to intervene in the proceedings;

19.6.4	comply with the Disclosing Party’s reasonable requests as to the manner and terms of any such disclosure; and

19.6.5	notify the Disclosing Party of the recipient of, and the form and extent of, any such disclosure or announcement immediately after it is made.

20	PUBLICITY
20.1	Subject to clause 20.3 each Party undertakes to keep confidential and not to disclose to any third party, save as may be required in law (including, where applicable, by the rules of any securities exchange on which the shares of any of the Parties, or the shares of a holding company of any of the Parties, may be listed) or permitted in terms of this Agreement, the nature, content or existence of this Agreement.

20.2	No announcements of any nature whatsoever will be made by or on behalf of a Party relating to this Agreement without the prior written consent of the other Parties, save for any announcement or other statement required to be made in terms of the provisions of any law (or, where applicable, by the rules of any securities exchange on which the shares of any of the Parties, or the shares of a holding company of any of the Parties, may be listed), in which event the Party obliged to make such statement will first consult with the other Parties in order to enable them in good faith to attempt to agree the content of such announcement, which (unless agreed) must go no further than is required in terms of such law or rules. This will not apply to a Party wishing to respond to one of the other Parties which has made an announcement of some nature in breach of this clause 20.2.

20.3	This clause 20 shall not apply to any disclosure made by a Party to its professional advisors or consultants, provided that they have agreed to the same confidentiality undertakings, or to any judicial or arbitral tribunal or officer, in connection with any matter relating to this Agreement or arising out of it.
21	SUPPORT

The Parties undertake at all times to do all such things, perform all such actions and take all such steps and to procure the doing of all such things, the performance of all such actions and the taking of all such steps as may be open to them and necessary for or incidental to the putting into effect or maintenance of the terms, conditions and/or import of this Agreement.
22	BREACH
22.1	If a Party (“Defaulting Party”) commits any breach of this Agreement and fails to remedy such breach within 5 (five) business days (“Notice Period”) of written notice requiring the breach to be remedied, then the Party giving the notice (“Aggrieved Party”) will be entitled, at its option —
22.1.1	to claim immediate specific performance of all or any of the Defaulting Party’s obligations under this Agreement, with or without claiming damages, whether or not such obligation has fallen due for performance; or

22.1.2	to cancel this Agreement, with or without claiming damages, in which case written notice of the cancellation shall be given to the Defaulting Party, and the cancellation shall take effect on the giving of the notice.
22.2	No Party shall be entitled to cancel this Agreement unless the breach is a material breach. A breach will be deemed to be a material breach if —
22.2.1.1	it is capable of being remedied, but is not so remedied within the Notice Period; or

22.2.1.2	it is incapable of being remedied and payment in money will compensate for such breach but such payment is not made within the Notice Period.
22.3	An Aggrieved Party’s remedies in terms of this clause 22 are without prejudice to any other remedies to which the Aggrieved Party may be entitled in law.

23	DISPUTE RESOLUTION
23.1	In the event of there being any dispute or difference between the Parties arising out of this Agreement, the said dispute or difference shall on written demand by any Party be submitted to arbitration in Johannesburg in accordance with the AFSA rules, which arbitration shall be administered by AFSA.

23.2	Should AFSA, as an institution, not be operating at that time or not be accepting requests for arbitration for any reason, then the arbitration shall be conducted in accordance with the AFSA rules for commercial arbitration (as last applied by AFSA) before an arbitrator appointed by agreement between the parties to the dispute or failing agreement within 10 (ten) business days of the demand for arbitration, then any party to the dispute shall be entitled to forthwith call upon the chairperson of the Johannesburg Bar Council to nominate the arbitrator, provided that the person so nominated shall be an advocate of not less than 10 (ten) years standing as such. The person so nominated shall be the duly appointed arbitrator in respect of the dispute. In the event of the attorneys of the parties to the dispute failing to agree on any matter relating to the administration of the arbitration, such matter shall be referred to and decided by the arbitrator whose decision shall be final and binding on the parties to the dispute.

23.3	Any party to the arbitration may appeal the decision of the arbitrator or arbitrators in terms of the AFSA rules for commercial arbitration.

23.4	Nothing herein contained shall be deemed to prevent or prohibit a party to the arbitration from applying to the appropriate court for urgent relief or for judgment in relation to a liquidated claim.

23.5	Any arbitration in terms of this clause 23 (including any appeal proceedings) shall be conducted in camera and the Parties shall treat as confidential details of the dispute submitted to arbitration, the conduct of the arbitration proceedings and the outcome of the arbitration.

23.6	This clause 23 will continue to be binding on the Parties notwithstanding any termination or cancellation of the Agreement.

23.7	The Parties agree that the written demand by a party to the dispute in terms of clause 23.1 that the dispute or difference be submitted to arbitration, is to be deemed to be a legal process for the purpose of interrupting extinctive prescription in terms of the Prescription Act, 1969.
24	NOTICES AND DOMICILIA
24.1	The Parties select as their respective domicilia citandi et executandi the following physical addresses, and for the purposes of giving or sending any notice provided for or required under this Agreement, the said physical addresses as well as the following telefax numbers —

Name	Physical Address	Telefax
Purchaser & Randfontein	Block 27	+27 11 684 0188
Randfontein Office Park
Cnr Main Reef Road & Ward Avenue
Randfontein
Marked for the attention of: The Company Secretary

Name	Physical Address	Telefax
Seller	1[s] Floor, Block B	+27 11 883 6527
Cullinan Place
Cullinan Close
Morningside
Sandton
Marked for the attention of: The Chief Executive Officer

provided that a Party may change its domicilium or its address for the purposes of notices to any other physical address or telefax number in the Republic of South Africa by written notice to the other Parties to that effect. Such change of address will be effective 5 (five) business days after receipt of the notice of the change.

24.2	All notices to be given in terms of this Agreement will be given in writing, in English, and will —
24.2.1	be delivered by hand or sent by telefax;

24.2.2	if delivered by hand during business hours, be presumed to have been received on the date of delivery. Any notice delivered after business hours or on a day which is not a business day will be presumed to have been received on the following business day; and

24.2.3	if sent by telefax during business hours, be presumed to have been received on the date of successful transmission of the telefax. Any telefax sent after business hours or on a day which is not a business day will be presumed to have been received on the following business day.
24.3	Notwithstanding the above, any notice given in writing in English, and actually received by the Party to whom the notice is addressed, will be deemed to have been properly given and received, notwithstanding that such notice has not been given in accordance with this clause.

24.4	The Parties record that whilst they may correspond via email during the currency of this Agreement for operational reasons, no formal notice required in terms of this Agreement, nor any amendment of or variation to this Agreement may be given or concluded via email.
25	BENEFIT OF THE AGREEMENT

This Agreement will also be for the benefit of and be binding upon the successors in title and permitted assigns of the Parties or any of them.

26	APPLICABLE LAW AND JURISDICTION
26.1	This Agreement will in all respects be governed by and construed under the laws of the Republic of South Africa.

26.2	For the purpose of clause 23.4 or for the purpose of making the arbitration award an order of court, the Parties hereby consent and submit to the non-exclusive jurisdiction of the South Gauteng High Court in any dispute arising from or in connection with this Agreement. The Parties agree that any costs awarded will be recoverable on an attorney-and-own client scale unless the Court specifically determines that such scale shall not apply, in which event, subject to any specific determination by the Court, the costs will be recoverable in accordance with the High Court tariff, determined on an attorney-and-client scale.
27	GENERAL
27.1	This Agreement constitutes the whole of the agreement between the Parties relating to the matters dealt with herein and, save to the extent otherwise provided herein, no undertaking, representation, term or condition relating to the subject matter of this Agreement not incorporated in this Agreement shall be binding on any of the Parties.

27.2	No addition to or variation, deletion, or agreed cancellation of all or any clauses or provisions of this Agreement will be of any force or effect unless in writing and signed by the Parties.

27.3	No waiver of any of the terms and conditions of this Agreement will be binding or effectual for any purpose unless in writing and signed by the Party giving the same. Any such waiver will be effective only in the specific instance and for the purpose given. Failure or delay on the part of any Party in exercising any right, power or privilege hereunder will not constitute or be deemed to be a waiver thereof, nor will any single or partial exercise of any right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

27.4	All provisions and the various clauses of this Agreement are, notwithstanding the manner in which they have been grouped together or linked grammatically, severable from each other. Any provision or clause of this Agreement which is or becomes unenforceable in any jurisdiction, whether due to voidness, invalidity, illegality, unlawfulness or for any other reason whatever, shall, in such jurisdiction only and only to the extent that it is so unenforceable, be treated as pro non scripto and the remaining provisions and clauses of this Agreement shall remain of full force and effect. The Parties declare that it is their intention that this Agreement would be executed without such unenforceable provision if they were aware of such unenforceability at the time of execution hereof.

27.5	Neither this Agreement nor any part, share or interest herein nor any rights or obligations hereunder may be ceded, delegated or assigned by any Party without the prior written consent of the other Parties, save as otherwise provided herein.

27.6	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement as at the date of signature of the Party last signing one of the counterparts.
28	COSTS

Each Party will bear and pay its own legal costs and expenses of and incidental to the negotiation, drafting, preparation and implementation of this Agreement, provided that the Purchaser shall be liable for any costs incurred in registering the Deed of Cession in terms of the Mining Titles Registration Act.

29	SIGNATURE

Signed on behalf of the Parties, each signatory hereto warranting that he/she has due authority to do so.
SIGNED at SANDTON on 18 MARCH 2010

For and on behalf of HARMONY GOLD MINING COMPANY LIMITED

Signature
Frank Abbott
Name of Signatory
Executive Director
Designation of Signatory

SIGNED at                                               on                                                2010

For and on behalf of AFRICA VANGUARD RESOURCES (DOORNKOP) (PROPRIETARY) LIMITED

Signature

Name of Signatory

Designation of Signatory

SIGNED at SANDTON on 18 MARCH 2010

For and on behalf of RANDFONTEIN ESTATES LIMITED

Signature
Frank Abbott
Name of Signatory
Executive Director
Designation of Signatory

ANNEXE “A”
Protocol No
NOTARIAL DEED OF CESSION (MINING RIGHT)
BE IT HEREBY MADE KNOWN:
THAT on the [DAY] day of [MONTH], [YEAR], before me,
GIADA MASINA
Notary Public, duly admitted and sworn, residing and practising at Johannesburg in the Province of Gauteng, and in the presence of the subscribing witnesses, personally came and appeared —
[APPEARER]
in his/her capacity as the attorney and agent of —
1	AFRICA VANGUARD RESOURCES (DOORNKOP) (PROPRIETARY) LIMITED (registration number 2000/016089/07) (hereinafter referred to as the “Cedent”)

he/she, the said Appearer, being duly authorised hereto under and by virtue of a power of attorney granted in his/her favour on the [DAY] day of [MONTH] [YEAR] by [•], in his/her capacity as the duly authorised representative of the Cedent under and by virtue of a resolution of the director of the Cedent passed on the [DAY] day of [MONTH] [YEAR];
and
2	HARMONY GOLD MINING COMPANY LIMITED (registration number 1950/038232/06) (hereinafter referred to as the “Cessionary”)

he/she, the said Appearer, being duly authorised hereto under and by virtue of a power of attorney granted in his/her favour on the [DAY] day of [MONTH] [YEAR] by [•], in his/her capacity as the duly authorised representative of the Cessionary under and by virtue of a resolution of the directors of the Cessionary passed on the [DAY] day of [MONTH] [YEAR];
which powers of attorney and certified copies of which resolutions have this day been exhibited to me, the Notary, and now remain filed in my Protocol;
AND THE APPEARERS DECLARED THAT WHEREAS:
A	the Cedent is the holder of an undivided share of converted mining right number MPT 13/2009, executed on behalf of the Minister of Mineral Resources, Randfontein Estates Limited and the Cedent on 7 October 2008 before Maryna du Toit, a Notary Public, under Protocol Number 646/2008 and registered in the Minerals and Petroleum Titles Registration Office on 25 February 2009, consisting of the sole and exclusive right to mine for gold in, on and under certain portions of the Farms Doornkop 239 IQ, Vlakfontein 238 IQ, Zuurbult 240 IQ, Uitvalfontein 244 IQ and Luipaardsvlei 243 IQ, situated in the magisterial district of Randfontein and Roodepoort, together with all benefits and/or improvements (“Mining Right”);

B	in terms of a Sale Agreement entered into between the Cessionary, the Cedent and Randfontein Estates Limited dated 12 March 2009, as amended from time to time (“Sale Agreement”), the Cedent agreed to cede its right, title and interest in and to its undivided share of the Mining Right to the Cessionary, which cession the Cessionary is prepared to accept; and

C	[•], by virtue of the powers delegated to him, consented to the cession on [•], in terms of section 11(2) of the Mineral and Petroleum Resources Development Act, No 28 of 2002 and clause 9 of the Mining Right.

NOW THEREFORE THESE PRESENTS WITNESS:
1	CESSION

The Cedent hereby cedes, assigns, transfers and makes over its right, title and interest in and to its undivided share of the Mining Right to the Cessionary, its successors in title or assigns, subject to such terms and conditions as are mentioned or referred to in the Mining Right, and the Cessionary hereby accepts the cession and assignment of the Cedent’s right, title, interest and obligations in and to the Mining Right.

2	COMPENSATION

Compensation for the cession of the Cedent’s right, title and interest in and to its undivided share of the Mining Right will be payable by the Cessionary to the Cedents in terms of the provisions of the Sale Agreement.

3	COSTS

Each party will bear and pay its own legal costs and expenses of and incidental to the preparation and registration of this cession.
THUS DONE AND EXECUTED at [PLACE] on the day, month and year first aforewritten in the presence of the undersigned witnesses.
AS WITNESSES

1.

q.q. CEDENT

2.

q.q. CESSIONARY

QUOD ATTESTOR NOTARY PUBLIC

ANNEXE “C”
WARRANTIES
The Warranties contained in this annexe “C” are given by the Seller on the basis set out in clause 12 of the Agreement to which this annexe “C” is attached.
To the extent that the Agreement may have been signed on a date which results in the use of any tense being inappropriate, the Warranties shall be read in the appropriate tense.
1	WARRANTIES RELATING TO THE SALE ASSET

1.1	The Seller is the sole beneficial holder and registered owner of the Sale Asset.

1.2	All information provided by or on behalf of the Seller to the Purchaser for the purposes of the conversion of the Mining Right from an old order to a new order right in terms of the MPRDA, was true and correct in all respects.

1.3	Subject to the fulfilment of the Condition Precedent set out in clause 4.1.3, the Seller is entitled and able to give free and unencumbered title in the Sale Asset to the Purchaser.

1.4	No person has any right whatsoever ( whether pursuant to any option, right of first refusal or otherwise) to acquire the Sale Asset other than the Purchaser in terms of this Agreement.

2	WARRANTIES RELATING TO THE PURCHASER

The Purchaser is and will remain majority owned and controlled by Historically Disadvantaged Persons until 1 May 2014.

3	WARRANTIES RELATING TO DISCLOSURES MADE TO THE PURCHASER

The Seller has made a full and complete disclosure to the Purchaser of all material information of whatsoever nature or kind which would have been material in the decision of the Purchaser to enter into this Agreement.